Exhibit 99.1

Liberty Global Schedules Investor Calls for its Second Quarter 2017 Results

•	Liberty Global Group call to start at 09:30 a.m. EDT on August 8, 2017

•	LiLAC Group call to start at approximately 10:30 a.m. EDT that same day

Denver, Colorado - July 18, 2017:

Liberty Global plc (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB, LBTYK, LILA and LILAK) today announced plans to release its second quarter 2017 results on Monday, August 7, 2017 after Nasdaq market close. You are invited to participate in its Investor Calls, which will begin the following day at 9:30 a.m. (Eastern Daylight Time) on Tuesday, August 8, 2017. During the calls, management will discuss the Company’s results, including those of the Liberty Global Group and the LiLAC Group, and expects to comment on the Company’s outlook and may provide other forward-looking information. Please dial in at least 15 minutes prior to the start of the calls.

The Liberty Global Group call will start at 09:30 a.m. EDT, followed by the LiLAC Group call beginning at approximately 10:30 a.m. EDT. Both calls will use the same dial-in information shown below.

Domestic	877.723.9502
International	+1 719.325.2499

In addition to the teleconferences, live, listen-only webcasts will be available within the Investor Relations section of www.libertyglobal.com. It is anticipated that the webcasts will be archived in the Investor Relations section of its website for at least 75 days.

About Liberty Global

Liberty Global is the world’s largest international TV and broadband company, with operations in more than 30 countries across Europe, Latin America and the Caribbean. We invest in the infrastructure that empowers our customers to make the most of the digital revolution. Our scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect our 25 million customers who subscribe to over 50 million television, broadband internet and telephony services. We also serve over 10 million mobile subscribers and offer WiFi service across 6 million access points.

Liberty Global’s businesses are comprised of two stocks: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK) for our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which consists of our operations in Latin America and the Caribbean.

The Liberty Global Group operates in 11 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. The Liberty Global Group also owns 50% of VodafoneZiggo, a Dutch joint venture, which has 4 million customers, 10 million fixed-line subscribers and 5 million mobile subscribers. The LiLAC Group operates in over 20 countries in Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil and BTC. In addition, the LiLAC Group operates a sub-sea fiber network throughout the region in over 30 markets.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Matt Beake	+44 20 8483 6428
Christian Fangmann	+49 221 8462 5151	Julia Hart	+31 20 778 3345
John Rea	+1 303 220 4238

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